                                                                 EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into to be effective as of May 15, 2004 (the "Effective Date") by and between LUMINEX CORPORATION, a Delaware corporation ("Luminex") and PAT BALTHROP ("Executive").

                                     RECITAL

         WHEREAS, Executive is to be employed as the President and Chief Executive Officer of Luminex;

         WHEREAS, Luminex and Executive wish to document the terms of the employment of Executive in such capacity; and

         WHEREAS, Executive has represented to Luminex and Luminex has relied on Executive's representation that the execution of this Agreement by Executive, and the provision of services by Executive to Luminex as contemplated in this Agreement, will not conflict with, or cause Executive or any other person or entity to be in breach of, (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other person or entity.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

             1. DUTIES; DISCLOSURE OF INFORMATION.

                  1.1 Duties. During the term of this Agreement (including all renewal periods, if any, the "Term"), Executive agrees to be employed by and to serve Luminex as President and Chief Executive Officer, and Luminex agrees to employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions, as the same may be described in Luminex's bylaws, and such other duties consistent with Executive's titles and positions as the Board of Directors of Luminex (the "Board") shall from time to time lawfully direct. Luminex shall offer to Executive a position on the Board within a reasonable amount of time after the execution of this Agreement. Executive shall devote all of his business time, energy, and skill to the business of Luminex; provided, however, that he shall be exempt from doing so during vacation time as set forth in Section 3.4.1, absence for sickness or similar disability, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive's duties hereunder. Executive shall at all times act in a manner consistent with, and otherwise comply with, any and all codes of business conduct and ethics of Luminex and all insider trading policies of Luminex, as the same may be adopted or amended from time to time.

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                  1.2 Disclosure of Competitively Sensitive Information. During
the first 30 days of the Term, Luminex shall disclose to Executive various confidential and competitively sensitive information, including without limitation pricing and marketing information and strategies being used and contemplated to be used by Luminex and human resources information.

             2. TERM AND TERMINATION.

                  2.1 Term. Subject to Section 2.2, the term of employment of Executive by Luminex shall be two (2) years commencing on the Effective Date and shall thereafter automatically renew for successive additional one-year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least one-hundred-eighty (180) days prior to the end of the Term (including any renewal term, as applicable) unless terminated earlier pursuant to the provisions of this Agreement.

                  2.2 Termination of Employment.

                           2.2.1 Termination For Cause. "Termination For Cause"
shall mean the termination by Luminex of Executive's employment with Luminex as the result of (i) the failure of Executive substantially to perform his duties hereunder; (ii) Executive's engaging in misconduct that has caused or is reasonably expected to result in material injury to Luminex or any of its affiliates; (iii) Executive's violation of any material Luminex policy; (iv) Executive's indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude; or (v) the material breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with Luminex or any of its affiliates, in each case after the receipt of written notice from Luminex specifying the grounds for Termination For Cause and failure by Executive to cure such breach within fifteen (15) days from receipt of such notice. Executive's inability to perform his obligations under this Agreement despite his best efforts as a result of a permanent or temporary disability (as evidenced by a written determination from a physician chosen by Executive and reasonably acceptable to Luminex) shall not result in a Termination For Cause. Upon receipt of the written notice from Luminex specifying the grounds for Termination For Cause, Executive shall be provided an opportunity to be heard by the Board within the fifteen (15) day cure period. In the event that the Board does not rescind its written notice or Executive fails to cure the breach within the fifteen (15) day cure period, the termination shall be effective as of the date that Luminex notifies Executive of his termination following the expiration of the fifteen (15) day cure period. Upon any Termination For Cause, Executive shall be paid the Accrued Obligations (defined below) within three (3) business days following the effective date of termination and the Accrued Bonus (defined below), if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred.

                           2.2.2 Termination Other Than For Cause. "Termination
Other Than For Cause" shall mean (i) termination by Luminex of Executive's employment with Luminex for any reason other than Termination For Cause, Termination by Reason of Death, Termination by Reason of Incapacity or Termination Upon Expiration of Agreement or (ii) termination by



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Executive upon constructive termination of Executive's employment with Luminex by reason of (A) a reduction in Executive's Base Salary (defined below); (B) a reduction in Executive's title from President and Chief Executive Officer of Luminex (whether by reason of Executive's removal from any of such offices or Luminex's failure to reappoint Executive to any of such offices); (C) a Material Diminution (defined below); (D) a requirement that Executive change his principal place of business to a location that is outside the Office Area (defined below), or (E) Luminex's continued material breach of this Agreement after receipt of written notice from Executive specifying such breach and failure by Luminex to cure such breach within fifteen (15) days from receipt of such notice. Termination Other Than For Cause may be effected by Luminex at any time by providing Executive with written notice of such termination. The termination shall be effective as of the date of the notice or such later date as may be determined by Luminex. Executive may also effect a Termination Other Than For Cause upon written notice to Luminex at any time any of the conditions for constructive termination set forth in clause (ii) above (including without limitation, if applicable, the expiration of the cure period) have been met. Upon any Termination Other Than For Cause, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; (ii) the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) all severance compensation provided in Section 4.1. For purposes of this Agreement, "Material Diminution" means a material diminution by Luminex of Executive's duties, powers, authority, functions or responsibilities without Executive's consent, such that Executive is left with such duties, powers, authority, functions and responsibilities (when viewed in the aggregate) that are materially diminished compared to both (i) those duties, powers, authority, functions and responsibilities conferred upon Executive at the Effective Date and (ii) those duties, powers, authority, functions and responsibilities that are most typically conferred upon the chief executive officer of companies having revenues comparable to Luminex (based on the revenues of Luminex at the time of determination). For purposes of this Agreement, "Office Area" means the geographical area within a 40 mile radius of Luminex's current principal office at 12212 Technology Blvd., Austin, Texas.

                           2.2.3 Actual Voluntary Termination. "Actual Voluntary
Termination" shall mean termination by Executive of Executive's employment with Luminex for any reason other than Termination For Cause, Termination Other Than For Cause, Termination by Reason of Death or Termination by Reason of Incapacity. In the event of an Actual Voluntary Termination, Executive shall be paid within three (3) business days following the effective date of termination the amount of the Accrued Obligations.

                           2.2.4 Termination by Reason of Incapacity. If, during
the Term, Executive shall become Permanently Disabled (defined below), Luminex may terminate Executive's employment with Luminex effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed "Termination by Reason of Incapacity". Upon termination of employment under this Section, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; (ii) the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) all



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severance compensation provided in Section 4.2. As used herein, Executive shall be deemed "Permanently Disabled" if Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of Luminex's employees or executives generally or a reasonably similar plan or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination, an independent physician selected by Luminex and reasonably acceptable to Executive makes a written determination that Executive is unable to perform his obligations under this Agreement, despite his best efforts, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. The determination of any selected independent physician is final and binding on the parties and shall be made after taking into account such competent medical evidence as shall be presented to the independent physician by Executive and/or Luminex or by any physician or group of physicians or other competent medical experts employed by Executive and/or Luminex to advise such independent physician.

                           2.2.5 Termination by Reason of Death. In the event of
Executive's death during the Term, Executive's employment with Luminex shall be deemed to have terminated as of the date on which his death occurs, and the estate of Executive shall be paid (i) within fifteen (15) days following the effective date of termination the amount of the Accrued Obligations; (ii) the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) all severance compensation provided in Section 4.3.

                           2.2.6 Termination Upon Expiration of Agreement. In
the event that Luminex refuses for any reason to extend this Agreement by giving written notice at least one-hundred-eighty (180) days prior to the initial or any renewal period as set forth in Section 2.1, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; (ii) the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred; and (iii) all severance compensation provided in Section 4.4. In the event that Executive refuses for any reason (except as otherwise provided herein) to extend this Agreement by giving written notice at least one-hundred-eighty (180) days prior to the initial or any renewal period as set forth in Section 2.1, the termination shall be deemed an Actual Voluntary Termination.

                           2.2.7 Termination of Relationship with Affiliated
Entities. Unless agreed by Luminex (or a subsidiary thereof) and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws and partnership agreements), upon the termination of Executive's employment with Luminex for any reason, Executive shall tender a written resignation of any positions he may have with Luminex and any and all of Luminex's direct and indirect subsidiaries.

                           2.2.8 Definition of Accrued Obligations and Accrued
Bonus. As used in this Agreement, "Accrued Obligations" means all accrued but unpaid salary, accrued but unpaid vacation, sick leave, and similar pay (all determined in accordance with Luminex's policies then



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in effect), any appropriate business expenses incurred by Executive in connection with his duties hereunder, and any accrued benefits provided under employee benefit programs maintained by Luminex, including qualified and nonqualified programs which shall be payable according to their terms. If (i) termination takes place other than for Cause or Employee's Actual Voluntary Termination and after March 31 of any calendar year, and (ii) as of the end of such calendar year during which termination occurred, all written performance criteria for Executive to have earned the bonus for the calendar year have been satisfied, then a portion of Executive's bonus compensation that otherwise would have been payable pursuant to Section 3.2.1, (the "Accrued Bonus"), shall deemed to have accrued in an amount equal to a fraction, the numerator of which is the number of completed weeks of service prior to termination during the year and the denominator of which is 52. In addition, if (i) the Executive is terminated after the end of a calendar year, other than for Cause or Employee's Actual Voluntary Termination; and (ii) the Executive earned bonus compensation pursuant to Section 3.2.1 in respect of the most recently completed calendar year, which bonus compensation has not been paid to Executive at the time of termination; then "Accrued Bonus" also shall include such full bonus earned in respect of the most recently completed calendar year.

             3. SALARY, BENEFITS, BONUS AND STOCK.

                  3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of
Section 2, Luminex agrees to pay to Executive a "Base Salary" at the rate of $400,000 per annum. The Board, or the Compensation Committee thereof, shall review Executive's Base Salary annually during the period of his employment hereunder and, in its sole discretion, may increase such Base Salary from time to time based upon the Executive's performance, the financial condition of Luminex, salaries of executives in similar positions at other comparable companies in the industry, and such other factors as the Board, or Compensation Committee thereof, shall consider relevant. The Base Salary shall be payable in accordance with the then-current payroll policies of Luminex.

                  3.2 Bonuses.

                           3.2.1 Generally (other than 2004). Executive shall be
eligible to receive a bonus each year in an amount up to the target bonus of 100% (or such higher percentage as may be determined from time to time by the Board or the Compensation Committee thereof) of Executive's Base Salary during the Term and any extensions hereof, with the actual amount of any such bonus to be determined in the sole discretion of the Board. Except as set forth in
Section 3.2.2, the Board is under no obligation to declare, and Luminex is under no obligation to pay, any bonus to Executive under the terms of this Agreement. In the event Executive and Luminex are parties to a written agreement or plan executed by both Luminex and Executive that governs bonus arrangements, and the provisions thereof conflict with this Section 3.2.1, the terms of such other written agreement or plan shall supersede this Section 3.2.1.

                           3.2.2 Bonus for 2004. With respect to the calendar
year ending December 31, 2004 only, Executive shall receive a bonus equal to the sum of (i) $200,000 plus



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(ii) an amount (not to exceed $200,000) calculated in accordance with objective written performance criteria established by the Board (acting in its sole discretion but after consultation with Executive) within 120 days after the Effective Date.

                  3.3 Change in Control. In the event that both (i) a Change in Control (defined below) of Luminex occurs during the Term and (ii) Executive's employment with Luminex (or, as applicable, its successor in interest) terminates for any reason (including without limitation an Actual Voluntary Termination by Executive) at any time within six (6) months following the occurrence of the Change in Control of Luminex, in lieu of any Severance Compensation then owed or that otherwise would be owed in the future to Executive under Section 4 of this Agreement, Luminex (or its successor in interest) shall pay Executive both the Accrued Obligations and a lump sum payment (the "Change in Control Payment") in an aggregate amount equal to the sum of (i) the Bonus Amount (defined below), plus (ii) an amount equal to Executive's annual Base Salary (at the highest rate in effect during the period beginning six months immediately prior to the effective date of the Change of Control through the date of termination) within three (3) business days after the termination of Executive's employment. In addition, following the payment of the Change in Control Payment, Luminex shall also pay Executive the Accrued Bonus, if any, at the same time at which other executives of Luminex receive their annual bonus in respect of the calendar year in which termination occurred. In the interest of clarity, Luminex and Executive agree that, upon the termination of Executive's employment at any time within six (6) months following the occurrence of the Change in Control of Luminex, the provisions of Sections 4.1, 4.2, 4.3, 4.4, and 4.6 shall automatically be deemed null and void and shall not apply with respect to any termination of Executive's employment (whether such termination is effected in connection with the Change in Control of Luminex or at any time in the future following the Change in Control of Luminex), and under no circumstances shall Luminex ever be obligated to pay Executive both a Change in Control Payment and Severance Compensation under
Section 4. For purposes of this Agreement, a "Change in Control" of Luminex shall be deemed to have occurred if, after the date of this Agreement:

         (A) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than an Approved Person (as defined below)) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the then outstanding Common Stock of Luminex ("Common Stock") (such Person, an "Acquiring Person"); or

         (B) Luminex merges or consolidates with any other corporation or other entity, in each case other than a merger or consolidation which results in the voting securities of Luminex outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Luminex or such surviving entity outstanding immediately after such merger or consolidation; or

         (C) Luminex sells or disposes of all or substantially all of Luminex's assets in one transaction or a series of related transactions; or




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


         (D) Luminex files a periodic or current report or proxy statement with the Securities and Exchange Commission (the "SEC") disclosing that a "change in control" (as such term is used in Item 1 of Form 8-K promulgated by the SEC) of Luminex has occurred; or

         (E) If, as a result of nominations made by a person or group other than the Board of Directors of Luminex, individuals who prior to such nominations constitute the Directors of Luminex cease for any reason to constitute at least a majority thereof within the two year period following such nominations.

         As used in this Agreement, "Approved Person" means (1) an employee benefit plan of Luminex (or a trustee or other fiduciary holding securities for such a plan), or (2) a corporation owned, directly or indirectly, by the stockholders of Luminex in substantially the same proportions as their ownership of stock of Luminex, or (3) a Person not less than a majority of whose voting securities are Beneficially Owned by Luminex after giving effect to the transaction.

         As used in this Agreement, "Bonus Amount" means the annual bonus (if any) paid or payable for the last full year for which a bonus has been paid or remains payable.

         Any options ("Options") granted (including without limitation Options that may be granted in the future) and restricted stock ("Restricted Stock") issued (including without limitation Restricted Stock that may be issued in the future) to Executive pursuant to any incentive plan of Luminex shall immediately vest upon a Change in Control. Luminex shall take no action to facilitate a transaction involving a Change in Control, including without limitation redemption of any rights issued pursuant to any rights agreement, unless it has taken such action as may be necessary to ensure that Executive has the opportunity to exercise all Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Executive the opportunity to sell or exchange the securities of Luminex acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the "Acquired Securities"), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change in Control. Luminex acknowledges that its covenants in the preceding sentence (the "Covenants") are reasonable and necessary in order to protect the legitimate interests of Luminex in maintaining Executive as one of its employees and that any violation of the Covenants by Luminex would result in irreparable injuries to Executive, and Luminex therefore acknowledges that in the event of any violation of the Covenants by Luminex or its directors, officers or employees, or any of their respective agents, Executive shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants,
(ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided nothing in this Agreement shall be deemed to prejudice Executive's rights to damages for violation of the Covenants. In the event that the terms of any separate



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written agreement concerning Options granted or Restricted Stock issued to
Executive conflict with the terms of this paragraph, the terms of this paragraph shall control.

                  3.4 Additional Benefits. During the Term, Executive shall be entitled to the following fringe benefits:

                           3.4.1 Benefits and Vacation. Executive shall be
entitled to participate in such profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by Luminex in accordance with the terms thereof, as the same may be amended and in effect from time to time, as are now generally available or later made generally available to executive officers of Luminex. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have pursuant to any agreement, policy, plan, program or arrangement of Luminex providing Executive benefits (including under any stock option agreement or bonus plan or agreement which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to three (3) weeks paid vacation each calendar year (prorated for partial years). Unless approved in advance by the Board or a committee thereof, accrued vacation not taken in any applicable period shall not be carried forward or used in any subsequent period. The Compensation Committee of the Board shall consider from time to time whether Executive's vacation term should be increased.

                           3.4.2 Reimbursement for Expenses.

                           3.4.2.1 Incidental Expenses. Luminex shall reimburse
Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement. Any such expenses shall be submitted by Executive to Luminex on a periodic basis and will be paid in accordance with standard Luminex policies and procedures.

                           3.4.2.2 Future Moving Expenses. In the event of the
relocation of Luminex's headquarters to a location that is outside the Office Area and Executive elects to relocate, Luminex shall (i) reimburse Executive for any reasonable, out-of-pocket and adequately documented moving expenses incurred by Executive in connection with the transfer of his residence and (ii) pay to an Executive an amount of cash reasonably calculated by Luminex to negate adverse income tax consequences to Executive of the foregoing reimbursement.

                           3.4.2.3 Expenses Associated with Relocation of
Executive to the Austin, Texas Area. Luminex shall reimburse Executive for any reasonable, out-of-pocket and adequately documented (i) moving expenses incurred by Executive in connection with the transfer of the contents of his residences from Houston, Texas and Chicago, Illinois to the Austin, Texas metropolitan area; (ii) closing costs (including "points" paid in connection with obtaining a residential mortgage, but not to exceed two "points") associated with the purchase of Executive's primary residence in the Austin, Texas metropolitan area; (iii) airfare incurred by Executive's spouse in the course of making up to three (3) house-hunting trips to the Austin, Texas metropolitan area; (iv) rent payments (not to exceed $4,000 per month) made by



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Executive in respect of renting a primary temporary residence in the Austin,
Texas metropolitan area during the period commencing on the Effective Date and ending upon the earlier to occur of (A) the date Executive purchases his primary residence in the Austin, Texas metropolitan area or (B) the first anniversary of the Effective Date. In addition to the foregoing, in consideration of the inconvenience of relocating Executive and his family, upon the purchase of Executive's primary residence in the Austin, Texas metropolitan area, Luminex shall pay Executive a one time lump sum payment equal to $33,334.

                           3.4.2.4 Legal Expenses. Within five (5) days after
the execution and delivery of this Agreement by Luminex and Executive, Luminex shall reimburse Executive for all reasonable, out-of-pocket and adequately documented attorneys fees incurred by Executive in the course of the negotiation and documentation of this Agreement, the Restricted Stock Agreement and the Stock Option Award Agreement to be entered into between Luminex and Executive on or about the date of this Agreement.

                           3.4.2.5 Tax Gross-Up. In addition and as to each
reimbursement payment, to the extent that any reimbursement under Sections
3.4.2.2 or 3.4.2.3 is not fully deductible by Employee for federal, state and local income tax purposes after giving effect to any phase-outs or limitations on such deductions, Luminex will pay Executive an additional amount such that the net amount retained by Executive, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, will be equal to the reimbursement payment.

                  3.5 Stock Options. Executive shall be awarded an Option to purchase five hundred thousand (500,000) shares of Luminex's Common Stock pursuant to Luminex's 2000 Long-Term Incentive Plan or another Luminex plan, or outside of a Luminex plan.

                  3.6 Restricted Stock. Executive shall be awarded two hundred thousand (200,000) shares of Luminex's Common Stock pursuant to Luminex's 2000 Long-Term Incentive Plan or another Luminex plan pursuant to an agreement substantially in the form of the Restricted Stock Agreement attached hereto as Exhibit "A".

             4. SEVERANCE COMPENSATION.

                  4.1 Severance Compensation in the Event of a Termination Other Than For Cause. In the event Executive's employment is terminated as a result of a Termination Other Than for Cause, Executive shall be paid (subject to Section 4.6) the Severance Compensation (defined below).

                  4.2 Severance Compensation for Termination by Reason of Incapacity. In the event Executive's employment is terminated as a result of a Termination by Reason of Incapacity, Executive shall be paid (subject to Section 4.6) the difference of (i) the Severance Compensation less (ii) any payment or payments received by Executive during the twelve (12) month period from the time of termination under any long-term disability plan in effect that provides benefits to Executive.



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                  4.3 Severance Compensation for Termination by Reason of Death.
In the event Executive's employment is terminated as a result of Executive's death, the estate of Executive shall be paid the Severance Compensation.

                  4.4 Severance Compensation In the Event Of A Failure Of Luminex To Renew This Agreement. In the event Luminex fails or otherwise refuses for any reason to extend this Agreement beyond the Term and any extensions thereof, Executive shall be paid (subject to Section 4.6) the Severance Compensation.

                  4.5 No Severance Compensation Upon Other Termination. In the event of an Actual Voluntary Termination or Termination For Cause, Executive shall not be paid any severance compensation.

                  4.6 Conditions to Payment; Sole Remedy. Executive shall not be entitled to receive any compensation or other payment pursuant to Sections 4.1,
4.2 or 4.4 unless Executive shall have executed and delivered to Luminex a release substantially in the form attached hereto as Exhibit "B" within ten (10) business days following receipt of such release from Luminex and all revocation and waiting periods applicable to such release have expired (if Luminex fails to sign such release, then such revocation and waiting periods shall not apply). In addition, in the event that Executive breaches any of the restrictive covenants set forth in Article 5 at any time, Luminex shall be entitled to discontinue any compensation or other payments pursuant to Sections 4.1, 4.2 or 4.4 (provided, however, that if it is finally determined by a court of competent jurisdiction or an arbitrator that Luminex asserted in bad faith that Executive breached any of the restrictive covenants set forth in Article 5, the payments of the Severance Compensation shall be extended for two months for each calendar month that payments were delayed). The compensation to be paid to Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment and this Agreement upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a termination in connection with Executive's death, or a refusal by Luminex to extend this Agreement beyond the Term and any extensions thereof. In the event that Luminex shall terminate Executive for Cause, Executive shall not be eligible to receive any compensation or other payment pursuant to Sections 4.1, 4.2 or 4.4 and Executive shall not be required to sign the release substantially in the form attached hereto as Exhibit "B".

                  4.7 Definition of Severance Compensation. As used in this Agreement, "Severance Compensation" means an amount equal to the sum of (i) the Bonus Amount, plus (ii) an amount equal to the greater of (A) Executive's annual Base Salary (at the highest rate in effect for the six month period immediately prior to the date of termination) or (B) the amount of Base Salary that would have been paid to Executive over the remainder of the Term, assuming that Luminex would have provided Executive with written notice of Luminex's intent not to renew this Agreement at the earliest possible time in accordance with
Section 2.1. The Severance Compensation shall be paid in semi-monthly installments for a period of twelve (12) months from the date of termination. In addition, as part of the Severance Compensation, Luminex also shall pay (until the earlier of (A) the first annual anniversary of the termination of this Agreement or (B) the date that Executive is eligible to be covered under a comparable or more favorable health plan of another Person) (i) COBRA payments in respect of the continuation of health benefits for Executive, his spouse and his children and
(ii) payments to fund dental coverage for Executive, his spouse and his children comparable to the dental coverage that they would have received if Executive had continued as an employee of Luminex.

             5. PROTECTION OF LUMINEX.

                  5.1 Non-Competition. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that during
Executive's employment with Luminex and for a period of one year following termination of employment, whether such termination occurs at the insistence of Executive or Luminex for any reason, Executive shall not compete directly or indirectly in any way with the business of Luminex anywhere in the world where Luminex conducted business during the Term. For purposes of this Agreement, "compete directly or indirectly in any way with the business of Luminex" means to become an employee, consultant, advisor, manager, member, director of or beneficially own more than three percent of any individual, company or entity that derives more than 25% of its annual revenue from biological testing technology using multiplexing with application to the life-sciences industry at the time of determination. Executive agrees that the assertion or existence of any claim by Executive against Luminex shall not be a defense to the enforcement of this paragraph by injunction or otherwise.

                  5.2 Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, for a period of one (1) year subsequent to the termination of Executive's employment with Luminex, whether such termination occurs at the insistence of Executive or Luminex for any reason, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Luminex, nor shall Executive contact or communicate with any other employees of Luminex for the purpose of inducing other employees to terminate their employment with Luminex. For purposes of this covenant, "other employees of Luminex" shall refer to employees who are still actively employed by, or doing business with, Luminex or a subsidiary of Luminex at the time of the attempted recruiting or hiring.

                  5.3 Remedies. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants described in Sections 5.1 and 5.2, Executive agrees that Luminex may, in addition to any remedy which Luminex may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of the covenants set forth in Sections 5.1 and 5.2.

                  5.4 Acknowledgment. Executive acknowledges and agrees that the restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration as required by TEX. BUS. & COMM. CODE ANN. ss. 15.50. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by Sections 5.1 and 5.2 are reasonable and acceptable to

Executive, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Luminex.

                  5.5 Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, Luminex shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is not reformed by a court. The time period during which the restrictions shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.

                  5.6 Confidential Information and Trade Secrets. As used herein, "Confidential Information" means any data or information that is important, competitively sensitive, and not generally known by the public or persons involved in the biological testing or life sciences industries, including, but not limited to, Luminex's business plans, Prospective Customers, training manuals, proprietary software, product development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of Luminex, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term "Confidential Information" shall not apply to information which is (i) already in Executive's possession (unless such information was obtained by Executive from Luminex in the course of Executive's employment by Luminex); (ii) received by Executive from a third party with, to Executive's knowledge, no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.

                  Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Luminex and its affiliates. Except as required to perform Executive's duties as an Executive of Luminex, until such time as they cease to be Confidential Information through no act of Executive in violation of this Agreement, Executive will not use or disclose any Confidential Information of Luminex. Upon the request of Luminex and, in any event, upon the termination of this Agreement for any reason, Executive will surrender to Luminex (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to Luminex's business including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of Luminex.

                  5.7 Preservation of Luminex Property. Executive acknowledges that from time to time in the course of employment with Luminex, Executive has had the opportunity to inspect and use certain property of Luminex, both tangible and intangible, including but not limited to files, records, documents, drawings, specifications, lists, equipment, graphics, designs, and similar items relating to the business of Luminex. Executive acknowledges and agrees that all such property, including but not limited to any and all copies thereof, whether prepared by Executive or otherwise in the possession of Executive, are and shall remain the exclusive property of Luminex, that Executive shall have no right or proprietary interest in such property and that Executive will safeguard and return to Luminex all such property upon the earlier of (i) Luminex's request and (ii) the termination of Executive's employment with Luminex.

                  5.8 Assignment of Inventions to Luminex. All computer software, compilations, programs, improvements, inventions, notes, copyrightable works, and opportunities for additional Luminex business, made, fixed, conceived, or acquired by Executive during the Term are exclusively owned by Luminex, are Luminex's works for hire, and fully assigned to Luminex including without limitation all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell and may never be copied, used, or disclosed without Luminex's express written consent. Executive will sign on request any documents affirming the same for any particular item.

                  5.9 Notice to Subsequent Employers. Executive agrees that, prior to commencing any new employment in the Core Business within twelve months after the termination of this Agreement, Executive will furnish the new employer with a copy of this Agreement. Executive also agrees that Luminex may advise any new or prospective employer of the existence and terms of this Agreement and furnish the employer with a copy of this Agreement.

             6. DISCLOSURE OF INVESTMENTS. Commencing upon Executive's execution of this Agreement and at all times during the Term, Executive shall keep the Board informed in writing of the nature and extent of Executive's investments, stock holdings, or retention as a director, advisor or any similar interest in any business or enterprise involved in the Core Business other than Luminex; provided, however, that Executive shall not be required to disclose any such investments or stock holdings that constitute less than 1% of such entity's total obligations or total voting power.

             7. INDEMNIFICATION. Luminex hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all reasonable costs and expenses incurred in defense of litigation (including reasonable attorneys' fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive or a breach of any of Executive's agreements, covenants, representations or warranties under or in connection with this Agreement. Costs and expenses incurred by Executive in defense of such litigation (including reasonable attorneys' fees) shall be paid by Luminex in advance of the final disposition of such litigation upon receipt by Luminex of
(i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Luminex under this Agreement, including but not limited to as a result of such exception. Luminex and Executive will consult in good faith with respect to the conduct of any such litigation, and Executive's counsel shall be selected with the consent of Luminex."

             8. ARBITRATION.

                  8.1 Exclusive Remedy. Arbitration shall be the sole and exclusive remedy for resolving any claim or dispute which cannot be mutually resolved between the parties to this Agreement with the exception of disputes arising out of Executive's obligations under Article 5 or disputes arising out of Luminex's obligations under the last paragraph of Section 3.3, which are not subject to this arbitration provision; provided however, that the parties hereto agree that they may bring action in any court of competent jurisdiction to enforce any award granted pursuant to arbitration or to otherwise enforce this
Article 7. This includes, but is not limited to, termination, interpretation or application of this Agreement or any other agreement or policy of Luminex, any claim of violation of law relating to the employment relationship, including, without limitation, any claim of employment discrimination or sexual harassment, or harassment based on any other prohibited basis, or any claim by Luminex against Executive. This Agreement is a waiver of the right to trial by a jury or court.

                  8.2 Limitations. The request for arbitration must be made within one (1) year from the date of the occurrence giving rise to the dispute or claim; or, in the event of a statutory claim, the time set forth by statute.

                  8.3 Rules and Procedures. The arbitration will be conducted under the rules and procedures for arbitration of employment disputes of the American Arbitration Association. The arbitration shall take place in Austin, Texas unless the parties mutually agree to another location.

                  8.4 Arbitrator's Authority. Upon finding that a claim is meritorious or in favor of one of the parties to the dispute, the arbitrator or arbitrators shall have the authority to order legal and equitable remedies appropriate as permitted by law.

                  8.5 Expenses. Costs of obtaining and paying the arbiter and the costs associated with conducting the arbitration, including obtaining a facility to be used during the arbitration, shall be paid by Luminex. Luminex shall reimburse Executive for all other costs of the arbitration or any litigation associated with any dispute arising under or in connection with this Agreement, including without limitation, reasonable attorneys' and experts' fees and expenses incurred by Executive, provided that Executive shall reimburse Luminex for up to $100,000 of such costs and fees previously reimbursed by Luminex if Executive does not substantially prevail in the arbitration or litigation; and further provided, however, that the obligation of Luminex under this sentence shall not apply insofar as the arbitration or litigation concerns matters in respect of which Luminex is prohibited from indemnifying Executive under Delaware or any other applicable law.

             9. MISCELLANEOUS.

                  9.1 Outplacement Services. Executive shall be provided, in the event of a termination pursuant to Sections 2.2.2 or 2.2.6, at Luminex's expense for a period of six months after the effective date of termination, with outplacement services customary for executives at Executive's level of employment (including, without limitation, office space and telephone support services), which outplacement services shall be provided by a qualified and experienced third-party provider mutually agreed upon by Luminex and Executive, located in reasonable proximity to Executive's primary residence. Notwithstanding the foregoing, under no circumstances shall Luminex be obligated to pay more than $50,000 in the aggregate in connection with its obligations under this paragraph.

                  9.2 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                  9.3 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from Luminex. All modifications to the Agreement must be in writing and signed by both Executive and Luminex.

                  9.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective persons named below:

                  If to Luminex:     Luminex Corporation.
                                     12212 Technology Blvd.
                                     Austin, Texas 78727
                                     Fax: (512) 219-5195
                                     Attn: Corporate Secretary

                  With a copy to     Jackson Walker L.L.P.
                                     901 Main Street, Suite 6000
                                     Dallas, Texas 75202
                                     Fax: (214) 953-5822
                                     Attn: Michael E. Taten

                  If to Executive:   Notices to Executive shall be given at the
                                     most recent address of Executive on the
                                     Company records

Any party may change such party's address for notices by notice duly given pursuant to this Section 8.3.

                  9.5 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

                  9.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Subject in all respects to Section 7 generally and Section 7.3 in particular, any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Austin, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.

                  9.7 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.

                  9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                  9.9 Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by either party without the other party's prior written consent; provided, however, that Luminex may assign this Agreement to either (i) a wholly-owned subsidiary of Luminex (provided, however, that such assignment shall not relieve Luminex of its obligations hereunder) or (ii) a Person acquiring substantially all of Luminex's assets if such acquisition would constitute a Change in Control.

                  9.10 Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                         LUMINEX CORPORATION



                                         By: /s/ Thomas W. Erickson
                                            ------------------------------------
                                            , its Iterim President and
                                              Chief Executive Officer


                                         EXECUTIVE

                                         /s/ Patrick J. Balthrop
                                         --------------------------------------
                                         Pat Balthrop





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